Exhibit (a)(1)(i)

Offer to Purchase for Cash

by
THE PROGRESSIVE CORPORATION
of
Up to 17,100,000 of its Common Shares at a Purchase Price Not Greater Than $88.00
Nor Less Than $78.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

     The Progressive Corporation, an Ohio corporation (“Progressive” or “we”), invites our shareholders to tender up to 17,100,000 of our common shares, $1.00 par value, for purchase at a price not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). We will determine the lowest purchase price that will allow us to purchase 17,100,000 shares (subject to our right to purchase additional shares described below) or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

     If more than 17,100,000 shares are tendered in the tender offer, we reserve the right to purchase up to an additional 2% of our outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. If we determine to purchase any or all of such additional shares, the additional shares we choose to purchase may not be available to us at the previously determined purchase price, and the purchase price payable in the tender offer to all shareholders may be increased. By way of example, if 19,000,000 shares are tendered at $84.00 per share and 5,000,000 shares are tendered at $85.00 per share, we could do any of the following: (a) purchase 17,100,000 shares at $84.00 per share; (b) purchase between 17,100,001 and 19,000,000 shares at $84.00 per share; or (c) purchase between 19,000,001 and approximately 21,500,000 shares (subject to final calculations) at $85.00 per share. Our election to purchase additional shares will not cause the purchase price to decrease, but the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase may still apply. In any event, we will purchase all shares acquired in the tender offer at the determined purchase price regardless of whether the shareholder tendered at a lower price. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     The shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “PGR.” On September 10, 2004, the last full trading day before the date of announcement of the tender offer, the last reported sale price of the shares was $79.25 per share. You are urged to obtain current market quotations for the shares. See Section 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, WE, OUR BOARD OF DIRECTORS AND THE DEALER MANAGER DO NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER, OTHER THAN PETER B. LEWIS, THE CHAIRMAN OF OUR BOARD OF DIRECTORS, WHO HAS ADVISED US THAT HE INTENDS TO TENDER 1,100,000 OF HIS SHARES NOT AT A SPECIFIED PRICE, BUT AT THE PRICE DETERMINED BY US IN ACCORDANCE WITH THE DUTCH AUCTION TENDER OFFER PROCESS.

The Dealer Manager for the Tender Offer is:

JPMorgan

Offer to Purchase dated September 14, 2004

IMPORTANT

      If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at 12:00 Midnight, New York City time, on Friday, October 15, 2004 or any later time to which the offer may be extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to National City Bank, the Depositary for the tender offer, at the address shown on the back cover page of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in The Progressive Retirement Security Program (the “Retirement Security Program”) and you wish to cause the trustee to tender any of the shares held on your behalf in such plan, you must follow the instructions and procedures described in Section 3 of this Offer to Purchase and in the materials related to such plan to be separately provided to you; or

•	if you are a holder of vested stock options issued under one of our incentive plans, you must first exercise your options to purchase shares and then tender any of the shares issued upon exercise.

      If you want to tender your shares, but the certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you still may tender your shares if you comply with the guaranteed delivery procedures described in Section 3 of this Offer to Purchase.

      TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, BANK OR OTHER NOMINEE, OR SHARES HELD IN THE RETIREMENT SECURITY PROGRAM, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES. IF YOU HOLD YOUR SHARES THROUGH A BROKER, DEALER, BANK OR OTHER NOMINEE, OR THROUGH THE RETIREMENT SECURITY PROGRAM, YOU MUST VALIDLY INSTRUCT SUCH PARTY, OR THE TRUSTEE IN THE CASE OF THE RETIREMENT SECURITY PROGRAM, TO TENDER THE SHARES ON YOUR BEHALF.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Dutch Auction.” Note that this election could result in your shares being purchased at the minimum price of $78.00 per share.

      Questions and requests for assistance may be directed to Morrow & Co., Inc., the Information Agent for the tender offer, or to J.P. Morgan Securities Inc. (“JPMorgan”), the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

      We are not making this tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may take, at our discretion, any actions necessary for us to make this tender offer to shareholders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO

TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MAY NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

SUMMARY TERM SHEET

      We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

      The Progressive Corporation is offering to purchase up to 17,100,000 of our outstanding common shares, subject to our right to purchase up to an additional 2% of our outstanding shares.

What will be the purchase price for the shares?

      We are conducting the tender offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, in increments of $0.50, within a price range specified by us at which you are willing to sell your shares. The price range for this offer is $78.00 to $88.00 per share. At the close of the tender offer, we will determine the purchase price, which will be the lowest price at which we can purchase 17,100,000 shares, or such lesser number of shares as are properly tendered, based on the number of shares tendered and the prices specified by the tendering shareholders. If more than 17,100,000 shares are tendered in the tender offer, we reserve the right to purchase up to an additional 2% of our outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. If we determine to purchase any or all of such additional shares, we may elect to purchase additional shares that were not available to us at the previously determined purchase price and, as a result, the purchase price payable in the tender offer to all shareholders may be increased.

      By way of example, if 19,000,000 shares are tendered at $84.00 per share and 5,000,000 shares are tendered at $85.00 per share, we could do any of the following: (a) purchase 17,100,000 shares at $84.00 per share; (b) purchase between 17,100,001 and 19,000,000 shares at $84.00 per share; or (c) purchase between 19,000,001 and approximately 21,500,000 shares at $85.00 per share. Our election to purchase additional shares will not cause the purchase price to decrease.

      All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares tendered at a price above the purchase price we determine. We will determine the purchase price for tendered shares promptly after the tender offer expires.

What will be the form of payment of the purchase price?

      If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Section 1.

How many shares will Progressive purchase?

      We will purchase 17,100,000 shares in the tender offer, or such lesser number of shares as are properly tendered and not withdrawn. The 17,100,000 shares represent approximately 7.9% of our outstanding common shares as of September 10, 2004. If more than 17,100,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis.

      If more than 17,100,000 shares are tendered in the tender offer, we reserve the right to purchase up to an additional 2% of our outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. See Section 1.

      The tender offer is not conditioned on any minimum number of shares being tendered, but other conditions do apply. See Section 7.

How will Progressive pay for the shares?

      We expect to pay the purchase price and related fees and expenses of the tender offer with proceeds from the sale of securities in our investment portfolios. The tender offer is not subject to a financing contingency. See Section 9.

How long do I have to tender my shares?

      You may tender your shares until the tender offer expires. The tender offer will expire on Friday, October 15, 2004, at 12:00 Midnight, New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Sections 1 and 14. If you are a participant in the Retirement Security Program and wish to have the trustee for the trust of such plan tender the shares held on your behalf, you must notify the trustee by 4:00 p.m., New York City time, on Tuesday, October 12, 2004. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they also have an earlier deadline for you to provide them notice that you wish to tender your shares, and you should contact that party for more information.

Under what circumstances can the tender offer be extended, amended or terminated?

      We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of, and the payment of the purchase price for, any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Sections 7 and 14.

How will I be notified if Progressive extends the offer or amends the terms of the tender offer?

      We will issue a press release by 9:00 a.m., New York City time, through Business Wire or another comparable service on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the tender offer?

      We determined that, as of August 31, 2004, we had excess capital of approximately $2 billion in the Progressive group of companies. After an evaluation of our capital needs, financial condition, revenues, cash flows, strategies and possible alternative uses of our capital, our Board of Directors determined that a repurchase of our shares through a modified “Dutch auction” tender offer would be a desirable use of a substantial portion of our excess capital. After considering other methods of returning capital to our shareholders, our Board of Directors determined that such a repurchase of shares would be an efficient way to return capital to those shareholders who wanted to receive cash for all or a portion of their shares within the range of $78.00 to $88.00 per share.

      Our Board of Directors also determined that such a repurchase would be the best and most transparent method for promptly returning a substantial portion of our excess capital to shareholders who choose to participate in the tender offer. In addition, the tender offer permits shareholders who elect not to tender to hold a greater percentage ownership in our shares following the tender offer and thus in our future earnings and assets, while bearing the risks associated with owning our shares.

      If shares are tendered by the registered owner of the stock directly to the Depositary, the sale of these shares in the tender offer will permit the sellers to avoid the usual transaction costs associated with open market sales, including brokerage fees and commissions. We believe that after giving effect to the tender offer, our remaining capital on hand and cash flows from operations will be sufficient to meet our operational needs, corporate obligations and risk contingency needs, while remaining consistent with our stated financial policies. See Section 2.

Are there any conditions to the tender offer?

      Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, which will be determined in our reasonable judgment, including:

•	No legal action shall have been threatened, pending or taken that challenges or relates to the tender offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase 17,100,000 or more shares in the tender offer.

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No change in the general political, market, economic or financial conditions in the United States or abroad that could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise could materially impair the contemplated future conduct of our business shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•	No significant decrease in the market price for our common shares, measured from the close of trading on September 10, 2004, shall have occurred.

•	No person shall have made a tender or exchange offer for our shares (other than this tender offer), nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business.

•	No person (including certain groups) shall acquire, or propose to acquire, beneficial ownership of more than 5% of our outstanding common shares other than as publicly disclosed in a filing with the Securities and Exchange Commission on or before September 10, 2004. No person or group which has made such a filing on or before September 10, 2004 shall acquire, or propose to acquire, an additional 2% or more of our outstanding common shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common shares.

•	No material adverse change in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, shall have occurred or been threatened.

      The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will The Progressive Corporation continue as a public company?

      Yes. The completion of the tender offer in accordance with its conditions will not cause The Progressive Corporation to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. See Section 2.

How do I tender my shares?

      To tender your shares, prior to 12:00 Midnight, New York City time, on Friday, October 15, 2004, unless the offer is extended:

•	you must deliver your share certificate(s) (unless you plan to cause the shares to be delivered by book-entry transfer to the Depositary’s account at The Depository Trust Company) and a properly completed and duly executed Letter of Transmittal to the Depositary, at the address appearing on the back cover page of this Offer to Purchase; or

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an agent’s message, in the case of a book-entry transfer; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

      Signatures on a Letter of Transmittal must be guaranteed by a financial institution, unless (1) the Letter of Transmittal is signed by the registered holder of the tendered shares and such holder has not indicated that the payment for such shares should be paid or delivered to anyone other than the registered holder or (2) such shares are tendered for the account of certain financial institutions. See Section 3.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By Dutch Auction.” Note that this election could result in your shares being purchased at the minimum price of $78.00 per share.

      You also may contact the Information Agent or the Dealer Manager or your broker for assistance. See Section 1 and Section 3 of this Offer to Purchase and the instructions to the Letter of Transmittal.

How can participants in The Progressive Retirement Security Program participate in the tender offer?

      Participants in our Retirement Security Program may not use the Letter of Transmittal to direct the tender of shares held in the plan, but instead must follow the separate instructions related to those shares. If you are a participant in our Retirement Security Program and wish to have the trustee of the trust for such plan tender some or all shares held for your account in the plan, you must complete, execute and return to the trustee the separate election form relating to such plan to be provided to participants. Participants are urged to read the separate election form and related materials carefully. See Section 3.

Can participants in our Executive Deferred Compensation Plan make any elections with respect to the tender of the shares held by the trust for such plan?

      No. The shares held by the trust for the Executive Deferred Compensation Plan are not owned by or on behalf of the participants in the plan. Participants are only “deemed” to have invested in our common shares and are only entitled to a cash payment equal to the value of the shares on the distribution date determined under the plan. Participants do not have any rights in these shares. The terms of the plan and the trust in which the shares are held provide that the trustee of the trust can only tender the shares if instructed to do so by us. We have determined that we will not instruct the trustee to tender any shares in the tender offer.

How can holders of vested stock options for shares participate in the tender offer?

      If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares issued to you upon such exercise in accordance with the terms of this tender offer. To exercise a stock option, you must either pay, in cash, the exercise price and any applicable federal, state or local taxes, or, subject to blackout periods under our Insider Trading Policy, exercise the option by selling a sufficient number of shares in an open market transaction to pay the exercise price and the taxes, to receive your shares. If you desire to participate in the tender offer, you must exercise your options in sufficient time to enable you to validly tender the shares that you receive. Once you have received the shares, you must follow the procedures for tendering shares set forth in this Offer to Purchase and the Letter of Transmittal. See Section 3.

Can I change my mind after I have tendered shares in the tender offer?

      Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on Friday, October 15, 2004, unless we extend it. You may withdraw any shares held in the Retirement Security Program that you have tendered at any time before 4:00 p.m., New York City time, Tuesday, October 12, 2004, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you also may withdraw your shares after 12:00 Midnight, New York City time, on Tuesday, November 9, 2004. See Section 4.

How do I withdraw shares I previously tendered?

      You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in the Retirement Security Program who wish to withdraw tendered shares must follow the instructions contained in the instructions from the trustee to be sent to them separately. See Section 4.

If more than 17,100,000 shares are tendered at prices at or below the purchase price, in what order will you purchase the tendered shares?

      If more than 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are tendered at prices at or below the purchase price, we will purchase shares:

•	first, from all shareholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the purchase price determined by us and do not properly withdraw them before the expiration of the tender offer;

•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price determined by us; and

•	third, only if necessary to permit us to purchase 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price on the condition that at least a specified minimum number of such holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the purchase price determined by us. See Section 6.

      Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

      We also reserve the right to purchase up to an additional 2% of our outstanding shares, subject to applicable legal requirements, but even if we increase the number of shares purchased, these proration provisions may still apply.

Has Progressive or its Board of Directors adopted a position on the tender offer?

      Our Board of Directors has approved the tender offer. However, we, our Board of Directors and the Dealer Manager do not make any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will Progressive’s directors and officers tender shares in the tender offer?

      Our directors and executive officers have advised us that they will not tender any shares in the tender offer, other than Mr. Peter B. Lewis, the Chairman of our Board of Directors, who has advised us that he intends to tender 1,100,000 of his shares at the price determined by us in accordance with the Dutch auction tender offer process. See Sections 2 and 11.

If I decide not to tender, how will the tender offer affect my shares?

      Shareholders who choose not to tender will own a greater percentage interest in our outstanding common shares following completion of the tender offer.

When and how will Progressive pay for the shares I tender?

      We will pay the purchase price, in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment, net of any applicable fees or taxes. See Section 5.

What is the recent market price for the shares?

      On September 10, 2004, the last full trading day before the date of announcement of the tender offer, the last reported sale price of our shares on the New York Stock Exchange was $79.25 per share. You are urged to obtain current market quotations for the shares. See Section 8.

If I hold shares as of the dividend record date of September 10, 2004 and tender my shares in the tender offer, will I receive the September quarterly dividend on those shares?

      Yes. The quarterly dividend of $0.03 per share announced on August 20, 2004 will be payable on September 30, 2004 on all shares you hold on September 10, 2004 whether or not you tender shares in the tender offer.

Will I have to pay brokerage fees and commissions if I tender my shares?

      If you are a holder of record of your shares and you tender your shares directly to the Depositary or shares are held on your behalf in the Retirement Security Program, you will not incur any brokerage fees or commissions on shares tendered and purchased in the tender offer. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

      Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend.

      Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States shareholder or other payee pursuant to the tender offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

      If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?

      The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is Morrow & Co., Inc. and the Dealer Manager is JPMorgan. Their contact information is set forth on the back cover page of this Offer to Purchase. Participants in the Retirement Security Program who have questions relating to the plan should contact the party designated in the documentation relating to such plan sent separately to plan participants.

FORWARD-LOOKING STATEMENTS

      This Offer to Purchase, the documents incorporated by reference herein and the documents to which we refer you contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. These forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and results may differ materially from those expressed or implied in any such forward-looking statements. These risks and uncertainties include, without limitation:

•	uncertainties related to estimates, assumptions and projections generally;

•	inflation and changes in economic conditions (including changes in interest rates and financial markets);

•	the accuracy and adequacy of our pricing and loss reserving methodologies;

•	pricing competition and other initiatives by competitors;

•	our ability to obtain regulatory approval for requested rate changes and the timing thereof;

•	the effectiveness of our advertising campaigns;

•	legislative and regulatory developments;

•	the outcome of litigation pending or that may be filed against us;

•	weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions);

•	changes in driving patterns and loss trends;

•	acts of war and terrorist activities;

•	our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems) and business functions;

•	court decisions and trends in litigation and health care and auto repair costs;

•	the timing of reserves established for particular risks, including litigation exposures and other major contingencies, which is prescribed by generally accepted accounting principles and could cause results for a given reporting period to be significantly affected and appear to be volatile over such periods; and

•	other matters described from time to time by us in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission (the “Commission”).

      Please refer to our Annual Report on Form 10-K for the year ended December 31, 2003, as well as our other filings with the Commission, for a more detailed discussion of these risks and uncertainties and other factors. We are not under any obligation and do not undertake to make publicly available any update or other revision to any of our forward-looking statements to reflect circumstances existing after the date of this Offer to Purchase or to reflect the occurrence of future events even if experience or future changes make it clear that any projected results expressed or implied herein or in any other document will not be realized.

INTRODUCTION

To the Holders of Our Common Shares:

      The Progressive Corporation invites our shareholders to tender our common shares, $1.00 par value, for purchase by Progressive. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 17,100,000 shares at a price not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest.

      The tender offer will expire at 12:00 Midnight, New York City time, on Friday, October 15, 2004, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may extend, in our sole discretion, the period of time in which the offer will remain open.

      We will select the lowest purchase price that will allow us to buy 17,100,000 shares (subject to our right to purchase additional shares described below) or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

      If more than 17,100,000 shares are tendered in the tender offer, we reserve the right to purchase up to an additional 2% of our outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. If we determine to purchase any or all of such additional shares, the additional shares we choose to purchase may not be available to us at the previously determined purchase price, and the purchase price payable in the tender offer to all shareholders may be increased. By way of example, if 19,000,000 shares are tendered at $84.00 per share and 5,000,000 shares are tendered at $85.00 per share, we could do any of the following: (a) purchase 17,100,000 shares at $84.00 per share; (b) purchase between 17,100,001 and 19,000,000 shares at $84.00 per share; or (c) purchase between 19,000,001 and approximately 21,500,000 shares (subject to final calculations) at $85.00 per share. Our election to purchase additional shares will not cause the purchase price to decrease, but the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase may still apply. In any event, we will acquire all shares acquired in the tender offer at the determined purchase price regardless of whether the shareholder tendered at a lower price. See Section 1.

      Shareholders of record must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares. Tendering shareholders of record and participants in our Retirement Security Program will not be obligated to pay brokerage commissions or, subject to the instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager incurred in connection with the tender offer.

      The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

      OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, WE, OUR BOARD OF DIRECTORS AND THE DEALER MANAGER DO NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY WILL

NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER, OTHER THAN PETER B. LEWIS, THE CHAIRMAN OF OUR BOARD OF DIRECTORS, WHO HAS ADVISED US THAT HE INTENDS TO TENDER 1,100,000 OF HIS SHARES NOT AT A SPECIFIED PRICE, BUT AT THE PRICE DETERMINED BY THE DUTCH AUCTION TENDER OFFER PROCESS.

      If, at the Expiration Date, more than 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price determined by us and not properly withdrawn, we will buy shares:

•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the purchase price determined by us and do not properly withdraw them before the Expiration Date;

•	second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price determined by us, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) at or below the purchase price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the purchase price determined by us.

      Therefore, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Sections 1, 5 and 6 for additional information concerning priority, proration and conditional tender procedures.

      We will pay the purchase price, net to the tendering shareholders in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and tender such shares directly to the Depositary and tendering participants in our Retirement Security Program will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 regarding certain federal income tax consequences of the tender offer.

      Participants in our Retirement Security Program may not use the Letter of Transmittal to direct the tender of shares in those plans, but instead must follow the separate instructions related to those shares. Shareholders who are participants in our Retirement Security Program may instruct the trustee of the trust for such plan as set forth in the instructions from the trustee, to be provided to participants, to tender some or all of the shares attributed to the participant’s account under such plan. If the trustee has not received a participant’s instructions at least three business days prior to the Expiration Date of the tender offer, the trustee will not be able to tender any shares held on behalf of that participant.

      In addition, holders of vested but unexercised options outstanding under our 1989 Incentive Plan, 1995 Incentive Plan, 1990 Directors’ Stock Option Plan or 1998 Directors’ Stock Option Plan (collectively, the “Stock Option Plans”) may exercise such options and tender some or all of the shares issued upon such exercise. To exercise a stock option, the option holder must either pay, in cash, the exercise price and any applicable federal, state or local taxes, or, subject to our Insider Trading Policy, exercise the option by selling a sufficient number of shares in an open market transaction to pay the exercise price and the taxes, to receive his or her shares. Once the shares issued upon exercise of the option have been received, the shareholder must follow the procedures for tendering shares set forth in this Offer to Purchase and the Letter of Transmittal. If you desire to participate in the tender offer, you must exercise your options in sufficient time to enable you to validly tender the shares that you receive. Holders of such options should refer to the “Notice to Holders of Vested Options” for additional information.

      Shareholders who are participants in employee benefit plans not affiliated with us that hold Progressive common shares may be able to tender some or all of such shares as provided herein generally, subject to the provisions of such plans. Such shareholders should contact the administrators of such plans for additional information.

      As of September 10, 2004, we had outstanding 216,975,111 common shares. The 17,100,000 shares that we are offering to purchase represent approximately 7.9% of the shares then outstanding. The shares are listed and traded on the NYSE under the symbol “PGR.” On September 10, 2004, the last full day of trading prior to the date of our announcement of the tender offer, the last reported sale price of our shares on the NYSE was $79.25 per share. See Section 8. Shareholders are urged to obtain current market quotations for the shares.

      The quarterly dividend of $0.03 per share announced on August 20, 2004 will be payable on September 30, 2004. Shareholders will be entitled to receive this dividend payment on all of their shares held on September 10, 2004, whether or not the shares are tendered in the tender offer.

THE TENDER OFFER

1.	Number of Shares; Proration.

      General. Upon the terms and subject to the conditions of the tender offer, we will purchase 17,100,000 of our common shares (subject to our right to purchase additional shares described below), or such lesser number of shares as are properly tendered and not properly withdrawn before the Expiration Date, at a price not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest. See Section 14 for a description of our right to extend, terminate or amend the tender offer. See Section 4 for a description of how to withdraw previously tendered shares.

      If more than 17,100,000 shares are tendered in the tender offer, we reserve the right to purchase up to an additional 2% of our outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. If we determine to purchase any or all of such additional shares, the additional shares we choose to purchase may not be available to us at the previously determined purchase price, and the purchase price payable in the tender offer to all shareholders may be increased. By way of example, if 19,000,000 shares are tendered at $84.00 per share and 5,000,000 shares are tendered at $85.00 per share, we could do any of the following: (a) purchase 17,100,000 shares at $84.00 per share; (b) purchase between 17,100,001 and 19,000,000 shares at $84.00 per share; or (c) purchase between 19,000,001 and approximately 21,500,000 shares (subject to final calculations) at $85.00 per share. Our election to purchase additional shares will not cause the purchase price to decrease, but the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase may still apply. In any event, we will acquire all shares acquired in the tender offer at the determined purchase price regardless of whether the shareholder tendered at a lower price.

      If the tender offer is oversubscribed, shares tendered at or below the purchase price will be subject to proration as described in more detail below. The proration period and withdrawal rights will expire on the Expiration Date.

      THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

      In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $88.00 nor less than $78.00 per share, at which they are willing to sell their shares to us in the tender offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer by checking the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Dutch Auction.” Note that this election could result in the tendered shares being purchased at the minimum price of $78.00 per share.

      Promptly following the Expiration Date, we will determine, in our sole discretion, the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will determine the lowest purchase price, not greater than $88.00 nor less than $78.00 per share, that will enable us to purchase 17,100,000 shares, or such lesser number of shares as are properly tendered, pursuant to the tender offer. In addition, if more than 17,100,000 shares are tendered in the tender offer, we reserve the right to purchase up to an additional 2% of our outstanding shares, without extending the tender offer, subject to applicable legal requirements. If we determine to purchase any or all of such additional shares, the additional shares we choose to purchase may not be available to us at the previously determined purchase price, and the purchase price payable in the tender offer to all shareholders may be increased. Shares properly tendered pursuant to the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the proration provisions in the event the tender offer is oversubscribed.

      All shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense, promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.

      If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Date is fewer than or equal to 17,100,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will purchase, upon the terms and subject to the conditions of the tender offer, all shares so tendered at the purchase price.

      If we:

•	increase the price to be paid for shares above $88.00 per share or decrease the price to be paid for shares below $78.00 per share,

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares prior to giving effect to the tender offer, or

•	decrease the number of shares being sought,

then the tender offer will be extended, if necessary, to ensure that the Expiration Date will not occur earlier than the end of the tenth business day (as defined below) from, and including, the date that the announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law)

have been properly tendered at prices at or below the purchase price determined by us and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender all shares owned beneficially or of record by such holder at a price at or below the purchase price determined by us (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price determined by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	third, only if necessary to permit us to purchase 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will select for purchase by us shares tendered, and not properly withdrawn before the Expiration Date, at or below the purchase price on the condition that at least a specified minimum number of such holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied), to the extent feasible, by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the purchase price determined by us.

      THEREFORE, ALL OF THE SHARES THAT A SHAREHOLDER TENDERS IN THE TENDER OFFER MAY NOT BE PURCHASED EVEN IF THEY ARE TENDERED AT PRICES AT OR BELOW THE PURCHASE PRICE. IT IS ALSO POSSIBLE THAT NONE OF THE SHARES CONDITIONALLY TENDERED WILL BE PURCHASED EVEN THOUGH THOSE SHARES WERE TENDERED AT PRICES AT OR BELOW THE PURCHASE PRICE.

      Odd Lots. The term “odd lots” means all shares tendered at prices at or below the purchase price determined by us by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such holder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. Odd lots created as a result of proration will not be considered “odd lots.”

      Note, however, that the preferential treatment of odd lot holders will not be afforded to participants in the Retirement Security Program, regardless of the number of common shares held within their individual accounts. See the instructions from the trustee of the Retirement Security Program Trust to be sent to participants in the Retirement Security Program for more information.

      Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the purchase price and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

      As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished for subsequent transmittal to beneficial owners of shares to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

      Purpose of the Tender Offer. Under our previously announced financial policies, we seek to balance risk in underwriting with risk in investing and financing activities in order to have sufficient capital to support all the insurance we can profitably underwrite and service. In this context, maintaining appropriate amounts of capital allows us to sustain premiums-to-surplus ratios at efficient levels, and in accordance with applicable regulatory requirements, for each insurance company subsidiary, and to address certain other risk contingencies which our business faces. Capital that is not needed to support our insurance operations, to fund corporate obligations or to prepare for risk contingencies may be returned to shareholders, when deemed appropriate by our Board of Directors.

      We determined that, as of August 31, 2004, we had excess capital of approximately $2 billion in the Progressive group of companies. After an evaluation of our capital needs, financial condition, revenues, cash flows, strategies and possible alternative uses of our capital, our Board of Directors determined that a repurchase of our shares through a modified “Dutch auction” tender offer would be a desirable use of a substantial portion of our capital that management believes will not be needed to support our insurance operations, corporate obligations or risk contingencies. After considering other methods of returning capital to our shareholders, our Board of Directors determined that such a repurchase of shares would be an efficient way to return capital to those shareholders who want to receive cash for all or a portion of their shares within the range of $78.00 to $88.00 per share. This range is 1.6% below to 11.0% above the last reported sale price of $79.25 per share as of September 10, 2004, the last full trading day prior to the date of the announcement of the tender offer. The Board also determined that the tender offer should be for 17,100,000 of our common shares, which at the maximum price in the specified range would result in an aggregate cost to us (including purchase price, fees and expenses) of approximately $1.5 billion. The Board further determined that if more than 17,100,000 shares were tendered in the tender offer at prices not greater than $88.00 and not less than $78.00 per share, we would have the discretion to exercise our right to purchase up to an additional 2% of our outstanding shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. If we determine to purchase any or all of such additional shares, the additional shares we choose to purchase may not be available to us at the previously determined purchase price and the purchase price payable in the tender offer to all shareholders may be increased. If we purchase all of such additional shares, for a total of approximately 21,500,000 shares (subject to final calculations), at the maximum purchase price of $88.00 per share, the total cost to us (including fees and expenses), as approved by our Board of Directors, would be approximately $1.9 billion.

      Our Board of Directors also determined that such a repurchase would be the best and most transparent method for promptly returning a substantial portion of our excess capital to shareholders who choose to participate in the tender offer. In addition, the tender offer permits shareholders who elect not to tender to hold a greater percentage ownership in Progressive following the tender offer and thus in our future earnings and assets, while bearing the attendant risks associated with owning our shares. If shares are tendered by the registered owner of the stock directly to the Depositary, the sale of these shares in the tender offer will permit the sellers to avoid the usual transaction costs associated with open market sales, including brokerage fees and commissions. We believe that after completing the tender offer, our remaining capital on hand and cash flows from operations will be sufficient to meet our operational, corporate and risk contingency needs, while remaining consistent with our stated financial policies.

      Over the years, when we have had adequate capital and believed it to be appropriate, we have repurchased our common shares. Since 1971, we have spent approximately $1.4 billion repurchasing our shares, at an average cost of $6.63 per share. In April 2003, our Board of Directors authorized the repurchase of up to 15,000,000 of our common shares under a share repurchase program. During 2003, we repurchased 4,950,362 common shares pursuant to this authority and a Board-approved repurchase program in place prior to April 2003. The total cost to repurchase these shares was $316.8 million, at an average cost of $64.00 per share. As of September 10, 2004, we have repurchased 1,693,392 common shares during 2004 under the Board’s April 2003 authorization. The total cost to repurchase these shares was $139.4 million, with an average cost of $82.30 per share.

      The common shares which our Board of Directors has authorized us to purchase pursuant to the tender offer are in addition to the shares remaining under the repurchase authorization approved by the Board in April 2003. Depending on the operating results of and prospects for our business, the amount of available capital as compared to our operational, corporate and risk contingency needs, prevailing economic and market conditions and the market price of our shares, we currently intend to continue repurchasing our shares subsequent to the termination of the tender offer, regardless of the number of shares we purchase in the tender offer. In addition, while we consider that our past repurchases of shares combined with the shares to be purchased in the tender offer will have offset the potentially dilutive effect from all prior equity compensation awards (vested or unvested) through the date of the tender offer, consistent with our stated financial policies, we intend to continue to repurchase shares after completion of the tender offer as necessary to neutralize the potential dilution from future equity-based compensation awards.

      Our Board of Directors accordingly has authorized management to repurchase stock following the completion of the tender offer, subject to applicable regulations, by confirming the remaining share repurchase authorization of 10,188,101 shares that existed prior to the announcement of the tender offer. These repurchases may be made at management’s discretion and on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this tender offer. No purchases, however, will be made if such purchases would have a reasonable likelihood of either (i) causing the shares to be held of record by fewer than 300 persons, or (ii) causing the shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Commission Rule 13e-4 prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, at any time during the tender offer or thereafter until at least ten business days after the Expiration Date of the tender offer.

      Our Board of Directors has approved the tender offer. However, we, our Board of Directors and the Dealer Manager do not make any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Our directors and executive officers have advised us that they will not tender any of their shares in the tender offer, other than Peter B. Lewis, the Chairman of our Board of Directors, who has advised us that he intends to tender 1,100,000 of his shares not at a price he selects, but at the price determined by us in accordance with the Dutch auction tender offer process. See Sections 2 and 11.

      Certain Effects of the Tender Offer. The tender offer will reduce the number of our shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of September 10, 2004, we had outstanding 216,975,111 shares. The 17,100,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 7.9% of our common shares outstanding as of that date. Shareholders may be able to sell nontendered shares now or in the future on the NYSE or otherwise, at a net price which is higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price or prices at which a shareholder may be able to sell such shares in the future or as to the liquidity of the market for our shares.

      Based on the published guidelines of the NYSE and the conditions of the tender offer, our purchase of 17,100,000 shares (or such greater number as we may elect to purchase subject to applicable law) pursuant to the tender offer will not result in delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

      Upon the completion of the tender offer, nontendering shareholders will realize a proportionate increase in their relative ownership interests in Progressive. In particular, the tender offer may increase the proportional holdings of certain significant shareholders, and the tender offer will increase the percentage ownership of our directors and executive officers who (other than Mr. Peter B. Lewis) have advised us that they will not tender any of their shares in the tender offer. However, after the tender offer, each of our directors and executive officers (other than Mr. Lewis) will continue to beneficially own less than 1% of our outstanding shares.

      Mr. Lewis, our Chairman of the Board, announced in April 2004 his intention to enter into plans for the sale of up to approximately 2,400,000 of our common shares over a two year period. Since that announcement, Mr. Lewis and a partnership owned by him have sold 446,300 of such shares in open market transactions pursuant to those plans. Mr. Lewis provided notice to us that he has terminated such plans. Consistent with his previously announced intention to sell a portion of his Progressive shares, Mr. Lewis has informed us that he intends to tender to us 1,100,000 shares held by a partnership that he owns. Mr. Lewis has further informed us that he will not tender any of his shares at a specified price, but will accept the purchase price determined by us pursuant to the Dutch auction tender offer process. Mr. Lewis’s decision to tender shares on this basis, which was unanimously approved by our other directors, will also be subject to the same terms and conditions applicable to all other shareholders, including the proration provisions of this Offer to Purchase. Assuming that we accept for purchase all 1,100,000 of his tendered shares and that we purchase a total of 17,100,000 shares in the tender offer, Mr. Lewis will beneficially own approximately 17,200,000 of our common shares, or 8.6% of our common shares outstanding, after the completion of the tender offer.

      We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes, except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.

      As noted above, we may decide, in the future, to repurchase additional shares and any such repurchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates (including directors and executive officers) from purchasing any shares, other than pursuant to the tender offer, at any time during the tender offer and thereafter until at least ten business days after the Expiration Date.

      The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

      Holders of our shares on September 10, 2004 will be entitled to receive the quarterly dividend payment of $0.03 per share payable on September 30, 2004, announced on August 20, 2004, whether or not the shares are tendered in the tender offer.

      Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us (other than dissolutions of dormant subsidiaries and other immaterial corporate structural changes relating to our subsidiaries);

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets to any entity outside of the Progressive group of companies (except for the sale of certain portfolio securities to fund the aggregate purchase price of the tender offer and securities transactions in the ordinary course of business);

•	any material change in our present dividend rate or policy (which was increased by the Board of Directors in August 2004 from a quarterly rate of $.025 per share to a quarterly rate of $.03 per share), our indebtedness or our capitalization (other than as contemplated by this tender offer);

•	any change in our present Board of Directors or senior management, including but not limited to any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer, other than ongoing discussions by our Board of Directors to identify an appropriate candidate to fill the current vacancy on our Board and continuing efforts to identify suitable candidates for additional Board seats that may become open in the future;

•	any other material change in our corporate structure or business, other than marketing initiatives;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of any material amount of additional securities of ours, or the issuance of our securities, other than restricted stock grants in the ordinary course of business and pursuant to the exercise of outstanding options to purchase shares previously granted to directors and certain employees, including executive officers; or

•	any changes in our articles of incorporation, code of regulations or other governing instruments or other actions that could impede the acquisition of control of us.

      Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

      Proper Tender of Shares by Shareholders of Record. For shares to be tendered properly pursuant to the tender offer:

•	the certificates for the shares, or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

      Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of properly tendered shares.

      In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the offer must either (a) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Dutch Auction” or (b) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of $0.50) at which such shares are being tendered.

      If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Dutch Auction.” Note that this election could result in the tendered shares being purchased at the minimum price of $78.00 per share. A shareholder who wishes to indicate a specific price (in increments of $0.50) at which such shareholder’s shares are being tendered must check a box under the section captioned “Shares Tendered at Price Determined by Shareholder.” A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares may not be tendered at more than one price; however, shares may be properly withdrawn and the same shares retendered at a different price.

      Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

      Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

      The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

      Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

      Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

      Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares nevertheless may be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•	the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Notice of Guaranteed Delivery is delivered.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission, mail or overnight courier to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

      Proper Tender of Shares by Persons Holding Shares through a Broker, Dealer, Bank or Other Nominee. If you hold shares through a broker, dealer, bank or other nominee, you must provide timely and proper instructions to such party to tender the shares on your behalf. You should receive instructions from the broker, dealer, bank or other nominee on how to provide such instructions.

      Employee Plans. Participants in our Retirement Security Program who wish to have the trustee of the trust for such plan tender some or all shares held for the account of such participant in the plan must complete, execute and return to the trustee the tender election form relating to such plan included in the instructions sent to participants. Participants are urged to read the separate election form and related materials carefully.

      Holders of vested but unexercised options may exercise such options for cash in accordance with the terms of the applicable Stock Option Plan and tender the shares received upon such exercise in accordance with the tender offer. To exercise a stock option, the option holder must either pay the cash exercise price and any applicable federal, state or local taxes, or, subject to our Insider Trading Policy, exercise the option by selling a sufficient number of shares in an open market transaction to pay the exercise price and the taxes, to receive his or her shares. Once the shares issued upon exercise of the option have been received, the shareholder must follow the procedures for tendering shares set forth in this Offer to Purchase and the Letter of Transmittal. If you desire to participate in the tender offer, you must exercise your options in sufficient time to enable you to validly tender the shares that you receive. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. Holders of such options should refer to the “Notice to Holders of Vested Options” provided to such holders and the section entitled “Proper Tender of Shares” above for additional information.

      Unvested restricted shares held by employees and directors are not eligible to be tendered under this Offer to Purchase.

      Participants in The Progressive Corporation Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) may not make any elections with respect to the tender of the shares held by the trust for such plan. The shares held by the trust are not owned by or on behalf of the participants in the plan. Participants are only “deemed” to have invested in our common shares and are only entitled to a cash payment equal to the value of the shares on the distribution date determined under the plan. Participants do not have any rights in these shares. The terms of the plan and the trust in which the shares are held provide that the trustee of the trust can only tender the shares if instructed to do so by us. We have determined that we will not instruct the trustee to tender any shares in the tender offer.

      Other Benefit Plans. Shareholders who are participants in employee benefit plans not affiliated with us that hold Progressive common shares may be able to tender some or all of such shares as provided herein generally, if permitted by and subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

      United States Federal Income Tax Withholding. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See Instruction 13 of the Letter of Transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

      Gross proceeds payable pursuant to the tender offer to a foreign shareholder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Such statements can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly executed statement claiming such exemption. Such statements can be obtained from the Depositary. See Instruction 13 of the Letter of Transmittal. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

      Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that (a) the shareholder has a “net long position” in the shares or equivalent securities at least equal to the number of shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (a) has a net long position equal to or greater than the number of (i) shares tendered or (ii) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt), the number of shares (if any) in excess of 17,100,000 to be purchased and acceptance for payment of any tendered shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may be, in the opinion of our counsel, unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

      Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if fewer than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

      Lost or Destroyed Certificates. Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact National City Bank, as transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate then will be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificate may be subsequently recirculated. Shareholders are urged to contact the transfer agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required. If you do not request such documentation from the transfer agent by Tuesday, October 12, 2004, you may not receive it in time to tender your shares.

      CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

      Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on Tuesday, November 9, 2004 unless, prior to such date and time, we have accepted such shares for payment as provided in this Offer to Purchase. If we (a) extend the period of time during which the tender offer is open, (b) are delayed in accepting for payment or paying for shares, or (c) are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary, on our behalf, may retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be received by the Depositary on a timely basis (as discussed in the immediately preceding paragraph) at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

      If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

      Withdrawals may not be rescinded, and shares withdrawn thereafter will be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

      We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, and such determination will be binding on all shareholders. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

      Participants in our Retirement Security Program who wish to have the trustee of the trusts maintained in connection with such plan withdraw previously tendered shares held in the plan must follow the procedures set forth in the instructions from the trustee to be provided to participants in the Retirement Security Program.

5.	Purchase of Shares and Payment of Purchase Price.

      Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we (a) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for, and thereby purchase at the purchase price determined by us, up to 17,100,000 shares, and up to approximately 4,400,000 additional shares if we exercise our right to purchase up to an additional 2% of our outstanding shares, properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date.

      For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

      We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to such other person will be deducted from the purchase price unless satisfactory evidence of the payment of such other stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6.	Conditional Tender of Shares.

      Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his or her own financial or tax advisors in connection with conditional tenders.

      Note, however, that participants in the Retirement Security Program cannot make conditional tenders, since the number of shares tendered will be based on a percentage of the shares held on behalf of the participant under the plan rather than a set number of shares. See the instructions from the trustee to be provided to participants in the Retirement Security Program for more information.

      After the Expiration Date, if more than 17,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered below the minimum number specified pursuant to a Letter of Transmittal, the shares conditionally tendered will be automatically regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

      After giving effect to these withdrawals, we will accept the remaining properly tendered shares (including those that were tendered unconditionally and conditional tenders as to which the minimum number of shares specified by the shareholder have been satisfied by the preliminary proration), on a pro rata basis, if necessary. If the exclusion of conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 17,100,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase the desired number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer at or below the final purchase price as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the final purchase price.

7.	Conditions of the Tender Offer.

      Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after September 14, 2004 (or such earlier date as may be specified in the relevant condition), any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could affect materially and adversely our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or could materially impair our ability to purchase 17,100,000 or more shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or

(iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or (vi) any significant decrease, as determined in our reasonable judgment, in the market price for the shares measured from the close of trading on September 10, 2004;

(4) a tender offer or exchange offer for any or all of our shares (other than this tender offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

(5) (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before September 10, 2004), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before September 10, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares, or (iii) any new group shall have been formed which beneficially owns more than 5% of our outstanding shares;

(6) any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our reasonable judgment, is or may be reasonably likely to be material and adverse to us or our subsidiaries; or

(7) we determine that there is a reasonable likelihood that either (i) the shares would be held of record by less than 300 persons, or (ii) the completion of the tender offer and the purchase of the shares may otherwise cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.	Price Range of Shares; Dividends.

      The common shares are listed and traded on the NYSE under the trading symbol “PGR.” The high and low sales prices of our common shares set forth below are as reported on the consolidated transaction reporting system.

	High	Low	Close	Dividends

Fiscal 2002:
First Quarter	$55.80	$46.75	$55.54	$0.023
Second Quarter	60.49	54.64	57.85	0.023
Third Quarter	57.77	44.75	50.63	0.025
Fourth Quarter	58.30	48.79	49.63	0.025

Fiscal 2003:
First Quarter	$60.41	$46.25	$59.31	$0.025
Second Quarter	76.38	59.66	73.10	0.025
Third Quarter	75.81	64.25	69.11	0.025
Fourth Quarter	84.68	69.11	83.59	0.025

Fiscal 2004:
First Quarter	$89.06	$80.68	$87.60	$0.025
Second Quarter	91.97	81.30	85.30	0.025
Third Quarter (through September 10, 2004)	85.38	73.10	79.25	0.030

      On March 19, 2002, our Board of Directors approved a 3-for-1 split of our common shares, which was effected in the form of a stock dividend. In connection with the transaction, two additional common shares were issued on April 22, 2002, for each common share held by shareholders of record as of the close of business on April 1, 2002. All of the information presented above for periods prior to March 19, 2002 has been adjusted for the stock split.

      On September 10, 2004, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the NYSE was $79.25 per share. WE URGE SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES.

      The quarterly dividend of $0.03 per share announced on August 20, 2004 will be payable on September 30, 2004 to holders of record on September 10, 2004. Accordingly, shareholders will be entitled to receive this dividend payment on all of their shares held on September 10, 2004, whether or not the shares are tendered in the tender offer.

9.	Source and Amount of Funds.

      Assuming we purchase 17,100,000 shares pursuant to the tender offer at the maximum price of $88.00 per share, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $1.5 billion. If we were to exercise our right to purchase an additional number of shares equal to 2% of our outstanding and issued shares at the same price, we would purchase a total of approximately 21,500,000 shares at an aggregate cost of approximately $1.9 billion. In either case, we will fund the purchase price and related fees and expenses of the tender offer with cash which will be generated from the sale of securities held in our investment portfolios.

      Our investment portfolios are comprised principally of readily marketable debt and equity securities and are held by various insurance and non-insurance subsidiaries of Progressive. Assets held by non-insurance subsidiaries, currently in the amount of approximately $1.4 billion, are available to us for use in connection with the tender offer without restriction.

      Capital held by our insurance company subsidiaries is subject to the insurance laws and regulations of the states in which those subsidiaries are domiciled and licensed to do business. In accordance with these laws and regulations, we will obtain dividends, net of capital contributions, from our Ohio-domiciled subsidiaries in the amount of approximately $984 million, and we have obtained the required approvals by the Ohio Department of Insurance with respect to such dividends. Our insurance company subsidiaries that are domiciled outside of Ohio may also pay ordinary dividends in the aggregate amount of approximately $109 million, without prior regulatory approval.

      We expect that the necessary dividends and security sales will occur on or before the Expiration Date and, as a result, that we will have sufficient cash available to fund the tender offer. The tender offer is not subject to a financing contingency.

10.	Certain Information Concerning Us.

      General. The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company formed in 1965, has 67 subsidiaries and one mutual insurance company affiliate. Our insurance company subsidiaries and affiliate provide personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Our property-casualty insurance products protect customers against collision and physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our non-insurance subsidiaries generally support our insurance and investment operations.

      Our principal executive office is at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and our telephone number is (440) 461-5000. Our Internet address is www.progressive.com and the investor relations section of our Web site is located at www.progressive.com/investors. The information on our Web site or connected to our Web site is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

      Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the Commission. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov that contains periodic reports, proxy statements, and other information regarding registrants, including us, that file electronically with the Commission. These reports, statements and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings (File No. 001-09518)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2003 (filed March 4, 2004)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004 (filed May 10, 2004) Quarter ended June 30, 2004 (filed August 9, 2004)
Current Report on Form 8-K	Dated and filed June 29, 2004 Dated June 15, 2004 and filed June 18, 2004

      We incorporate by reference into this Offer to Purchase the documents listed above and any additional documents that we may file with the Commission under the Exchange Act between the date of this Offer to

Purchase and the Expiration Date. You may request a copy of these filings, at no cost, by contacting us, as follows: by mail at The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143; by e-mail at investor relations@progressive.com; or by telephone at 1-440-395-2258. Please be sure to include your complete name and address in the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

      As of September 10, 2004, we had outstanding 216,975,111 common shares. The 17,100,000 shares we are offering to purchase pursuant to the tender offer represent approximately 7.9% of the shares outstanding as of September 10, 2004. As of September 1, 2004, our directors and executive officers as a group (22 persons) beneficially owned an aggregate of 21,057,212 common shares, representing approximately 9.6% of our outstanding shares and including stock options held by our directors and executive officers which are currently exercisable or exercisable within 60 days after September 1, 2004. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they will not tender any shares in the tender offer, other than Peter B. Lewis, the Chairman of our Board of Directors, who has advised us that he intends to tender 1,100,000 of his shares not at a specified price, but at the price determined by the Dutch auction tender offer process.

      The following table shows, as of September 1, 2004, (i) the aggregate number and percentage of our common shares that were beneficially owned by our directors and executive officers and (ii) assuming we purchase 17,100,000 shares and that no director or executive officer tenders any shares pursuant to the tender offer, other than the tender of 1,100,000 shares by Mr. Lewis (and assuming we purchase all such shares), the percentage of our common shares that will be beneficially owned after the tender offer by our directors and executive officers. The business address of each of our directors and executive officers is The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143. Our subsidiaries do not hold any of our common shares.

      The number of common shares beneficially owned by each individual is determined under Section 13 of the Exchange Act, and the rules promulgated thereunder by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares subject to stock options or other similar rights with respect to which the individual has the right to acquire sole or shared voting or investment power within 60 days after September 1, 2004. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse or minor children) with respect to the shares set forth in the table below. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. To calculate the percentage of outstanding common shares held by any shareholder, the number of shares deemed outstanding, as of September 1, 2004, includes (a)(i) prior to the tender offer, 216,973,584 shares outstanding and (ii) after the tender offer, 199,873,584 shares outstanding, plus (b) any shares subject to outstanding stock options currently exercisable or exercisable within 60 days after September 1, 2004, held by such shareholder.

	Common	Common
	Shares	Shares			Total				Total Interest in
	Subject to	Subject to	Other Common		Common			Units	Common
	Restricted	Currently	Shares		Shares	Percent	Percent of	Equivalent to	Shares and
	Stock	Exercisable	Beneficially		Beneficially	of	Class After	Common	Unit
Name	Awards(1)	Options(2)	Owned(3)		Owned	Class	Tender Offer(4)	Shares(5)	Equivalents

Milton N. Allen	1,113	34,767	61,031	(6)	96,911	*	*	967	97,878
Jeffrey W. Basch	2,052	11,952	13,683		27,687	*	*	N/A	27,687
Alan R. Bauer	15,967	188,964	45,685	(7)	250,616	*	*	N/A	250,616
William M. Cody	11,372	27,432	6,183	(8)	44,987	*	*	N/A	44,987
Charles A. Davis	1,113	28,767	31,450		61,330	*	*	3,188	64,518
W. Thomas Forrester	20,081	272,649	72,046	(9)	364,776	*	*	N/A	364,776
S. Patricia Griffith	11,099	9,408	5,478	(10)	25,985	*	*	N/A	25,985
Stephen R. Hardis	1,113	40,767	28,119		69,999	*	*	30,944	100,943
Bernadine P. Healy, M.D.	1,113	—	7,450		8,563	*	*	446	9,009
Charles E. Jarrett	13,296	28,407	6,099	(11)	47,802	*	*	N/A	47,802
Jeffrey D. Kelly	1,113	14,919	10,450		26,482	*	*	2,766	29,248
Thomas A. King	3,896	42,345	30,391	(12)	76,632	*	*	N/A	76,632
Philip A. Laskawy	1,113	2,619	4,450	(13)	8,182	*	*	1,670	9,852
Peter B. Lewis	2,225	482,427	17,819,067	(14)	18,303,719	8.4%	8.6%	N/A	18,303,719
Norman S. Matthews	1,113	40,767	41,053		82,933	*	*	4,296	87,229
Brian J. Passell	15,044	134,613	12,154		161,811	*	*	N/A	161,811
Glenn M. Renwick	123,456	420,246	227,724	(15)	771,426	*	*	N/A	771,426
Donald B. Shackelford	1,113	40,767	188,563	(16)	230,443	*	*	4,148	234,591
Bradley T. Sheares, Ph.D.	1,113	—	—		1,113	*	*	181	1,294
Raymond M. Voelker	11,447	14,400	5,512		31,359	*	*	N/A	31,359
Richard H. Watts	11,830	78,063	30,634		120,527	*	*	N/A	120,527
Robert T. Williams	17,275	198,126	28,528	(17)	243,929	*	*	N/A	243,929
All 22 Executive Officers and Directors as a Group	269,057	2,112,405	18,675,750	(18)	21,057,212	9.6%	9.9%	48,606	21,105,818

*	Less than 1% of the outstanding common shares.

      N/A = not applicable

(1)	Includes common shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by us. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes stock options issued under various incentive plans maintained by us, which are currently exercisable or exercisable within 60 days after September 1, 2004. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, common shares held for executive officers or their spouses under the Retirement Security Program and shares held by The Progressive Corporation Executive Deferred Compensation Plan Trust under the Executive Deferred Compensation Plan, which is discussed in more detail below.

(4)	Percent of Class After Tender Offer assumes that we purchase 17,100,000 common shares in the tender offer, including all 1,100,000 shares to be tendered by Mr. Peter B. Lewis, and that no other executive officers or directors tender any shares in the tender offer.

(5)	Each of our directors who is not our employee (other than Mr. Peter B. Lewis) receives fees and participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see below for a description of the Directors Deferral Plan). Pursuant to the Directors Deferral Plan, all retainer fees and, if so elected by the director, meeting fees are deferred pursuant to the plan and converted into units that are equivalent in value and dividend rights to our common shares. The equivalent units disclosed are in addition to the common shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 5,148 common shares owned by Mr. Allen’s wife and 27,204 common shares held by Mr. Allen’s wife as trustee for the benefit of his children, as to which shares he disclaims any beneficial interest.

(7)	Includes 5,860 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(8)	Includes 3,998 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. Cody has sole investment power but no voting power.

(9)	Includes 27,000 common shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children; also includes 8,000 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. Forrester has sole investment power but no voting power.

(10)	Includes 570 common shares owned by Ms. Griffith’s husband, as to which shares she disclaims any beneficial interest.

(11)	Includes 4,960 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. Jarrett has sole investment power but no voting power.

(12)	Includes 420 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. King has sole investment power but no voting power.

(13)	Includes 3,000 common shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(14)	Includes 12,060 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, as to which Mr. Lewis disclaims any beneficial interest; also includes 4,327,698 common shares held by two limited partnerships in which Mr. Lewis directly or indirectly holds general partner interests, and three limited liability companies in which Mr. Lewis directly or indirectly holds membership interests, as to which shares Mr. Lewis disclaims any beneficial interest, except to the extent of his own pecuniary interest therein. The 1,100,000 shares to be tendered by Mr. Lewis in the tender offer are held by a limited partnership.

(15)	Includes 66,274 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(16)	Includes 20,493 common shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(17)	Includes 11,468 common shares held under the Executive Deferred Compensation Plan, as to which shares Mr. Williams has sole investment power but no voting power.

(18)	Includes 100,980 common shares held under the Executive Deferred Compensation Plan, as to which shares various executive officers have sole investment power but no voting power.

      Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors, executive officers, associates or subsidiaries nor any of our subsidiaries’ directors and executive officers, has effected any transactions involving our common shares during the 60 days prior to September 14, 2004, except transactions effected through our Retirement Security Program and our Executive Deferred Compensation Plan described below and as follows:

			Number of
	Date of		Common
Name	Transaction	Nature of Transaction (1)	Shares	Price

Peter B. Lewis	July 15	Gift	6,400	NA
Progressive	July 15	Stock option exercises under employee benefit plans	3,338	$15.2971
Progressive	July 16	Stock option exercises under employee benefit plans	800	47.3333
Progressive	July 19	Repurchase of outstanding shares pursuant to repurchase program	60,000	78.4872
Progressive	July 19	Stock option exercises under employee benefit plans	1,374	22.0260

			Number of
	Date of		Common
Name	Transaction	Nature of Transaction (1)	Shares	Price

PBL Investments, LP(2)	July 20	Sale pursuant to Rule 10b5-1 plan	8,500	77.5547
Progressive	July 20	Repurchase of outstanding shares pursuant to repurchase program	60,000	77.3251
Progressive	July 20	Stock option exercises under employee benefit plans	994	27.7900
Peter B. Lewis	July 21	Sale pursuant to Rule 10b5-1 plan	22,400	77.6242
Progressive	July 21	Repurchase of outstanding shares pursuant to repurchase program	60,000	77.1631
Progressive	July 21	Stock option exercises under employee benefit plans	4,830	23.7512
Peter B. Lewis and Progressive	July 22	Stock option exercise under employee benefit plans	71,000	15.7500
Peter B. Lewis and Progressive	July 22	Stock option exercise under employee benefit plans	18,600	19.2291
Milton N. Allen and Progressive	July 22	Stock option exercise under employee benefit plans	6,000	12.5625
Progressive	July 22	Stock option exercises under employee benefit plans	55,305	24.5652
Progressive	July 22	Repurchase of outstanding shares pursuant to repurchase program	60,000	76.9252
Progressive	July 23	Repurchase of outstanding shares pursuant to repurchase program	60,000	76.5179
Brian Domeck and Progressive	July 23	Stock option exercise under employee benefit plans	400	22.7916
Brian Domeck	July 23	Sale	400	76.1800
Progressive	July 23	Stock option exercises under employee benefit plans	500	41.3333
Progressive	July 24	Forfeiture of previously issued restricted stock	450	NA
Progressive	July 26	Repurchase of outstanding shares pursuant to repurchase program	40,000	75.9149
Progressive	July 26	Stock option exercises under employee benefit plans	3,158	25.7621
William Cassella	July 26	Sale	300	75.8920
Peter B. Lewis	July 27	Sale pursuant to Rule 10b5-1 plan	22,400	75.7596
Progressive	July 27	Repurchase of outstanding shares pursuant to repurchase program	40,000	75.7036
Progressive	July 27	Stock option exercises under employee benefit plans	7,390	22.7482
PBL Investments, LP(2)	July 28	Sale pursuant to Rule 10b5-1 plan	8,500	75.1565
Progressive	July 28	Repurchase of outstanding shares pursuant to repurchase program	40,000	75.3455
Progressive	July 28	Stock option exercises under employee benefit plans	5,726	19.2291
Progressive	July 29	Repurchase of outstanding shares pursuant to repurchase program	40,000	75.6023
Jonathan Klein and Progressive	July 29	Stock option exercise under employee benefit plans	855	19.2291
Jonathan Klein	July 29	Sale	855	75.5900
Progressive	July 29	Stock option exercises under employee benefit plans	18,950	16.4250
S. Patricia Griffith	July 30	Sale	2,351	75.8200
Progressive	July 30	Repurchase of outstanding shares pursuant to repurchase program	40,000	75.0456
Progressive	July 30	Stock option exercises under employee benefit plans	10,700	24.2531
Progressive	August 2	Stock option exercises under employee benefit plans	1,000	41.3333
Peter B. Lewis	August 3	Sale pursuant to Rule 10b5-1 plan	22,400	76.6548
PBL Investments, LP(2)	August 3	Sale pursuant to Rule 10b5-1 plan	8,500	76.7947

			Number of
	Date of		Common
Name	Transaction	Nature of Transaction (1)	Shares	Price

Progressive	August 3	Stock option exercises under employee benefit plans	500	41.3333
Progressive	August 4	Stock option exercises under employee benefit plans	2,500	18.7333
Progressive	August 5	Stock option exercises under employee benefit plans	800	18.8047
Progressive	August 6	Stock option exercises under employee benefit plans	9,047	25.4624
Progressive	August 7	Forfeitures of previously issued restricted stock	1,758	NA
Progressive	August 10	Stock option exercises under employee benefit plans	21,870	21.4191
PBL Investments, LP(2)	August 11	Sale pursuant to Rule 10b5-1 plan	8,500	75.0286
Peter B. Lewis	August 12	Sale pursuant to Rule 10b5-1 plan	22,400	75.0213
Progressive	August 12	Stock option exercises under employee benefit plans	342	39.6400
Peter B. Lewis	August 16	Sale pursuant to Rule 10b5-1 plan	22,400	75.5682
PBL Investments, LP(2)	August 16	Sale pursuant to Rule 10b5-1 plan	8,500	75.0618
Progressive	August 16	Repurchase of outstanding shares pursuant to repurchase program	25,000	75.7557
Progressive	August 16	Stock option exercises under employee benefit plans	3,868	35.0936
Mark Niehaus	August 16	Sale	239	75.7100
Progressive	August 17	Repurchase of outstanding shares pursuant to repurchase program	60,000	76.2134
Progressive	August 17	Forfeitures of previously issued restricted stock	1,494	NA
Mark Niehaus	August 17	Sale	300	76.1000
Progressive	August 18	Repurchase of outstanding shares pursuant to repurchase program	50,000	76.5778
Steven Gellen and Progressive	August 18	Stock option exercises under employee benefit plans	7,800	12.6666
Steven Gellen	August 18	Sale	7,800	75.4700
Progressive	August 19	Repurchase of outstanding shares pursuant to repurchase program	50,000	77.4134
Progressive	August 19	Stock option exercises under employee benefit plans	13,111	23.0986
PBL Investments, LP(2) and Peter B. Lewis	August 19	Transfer of shares from limited partnership to Mr. Lewis	570,000	NA
Progressive	August 20	Stock option exercises under employee benefit plans	1,000	44.5229
Peter B. Lewis	August 20	Donation of shares by Mr. Lewis to private foundations	75,000	NA
Peter B. Lewis to Lewis Children VII, LLC(3)	August 20	Contribution of shares from Mr. Lewis to limited liability company	500,000	(3)
John Barbagallo	August 20	Sale	238	77.5500
Thomas A. King and		Stock option exercise under
Progressive	August 23	employee benefit plans	8,700	12.6666
Progressive	August 23	Stock option exercises under employee benefit plans	930	46.4267
Progressive	August 25	Stock option exercises under employee benefit plans	3,525	48.0071
Steven Gellen and Progressive	August 26	Stock option exercises under employee benefit plans	3,900	12.6666
Steven Gellen	August 26	Sale	3,900	79.8700
Brian Domeck and Progressive	August 26	Stock option exercise under employee benefit plans	600	22.7916
Brian Domeck	August 26	Sale	600	80.0300
Mark Niehaus and Progressive	August 26	Stock option exercise under employee benefit plans	1,000	15.7500

			Number of
	Date of		Common
Name	Transaction	Nature of Transaction (1)	Shares	Price

Mark Niehaus	August 26	Sale	1,000	79.7180
Chris Garson and Progressive	August 27	Stock option exercise under employee benefit plans	2,200	15.7500
Chris Garson	August 27	Sale	2,200	80.4500
Progressive	August 27	Stock option exercises under employee benefit plans	94	29.5433
Progressive	August 28	Forfeitures of previously issued restricted stock	3,362	NA
Progressive	September 1	Stock option exercises under employee benefit plans	100	19.2291
Progressive	September 2	Stock option exercises under employee benefit plans	60	19.2291
Progressive	September 3	Stock option exercises under employee benefit plans	1,367	19.2291
Progressive	September 8	Stock option exercises under employee benefit plans	600	47.3333

NA = Not Applicable

(1)	All purchases and sales were open-market transactions.

(2)	PBL Investments, LP is indirectly wholly owned by Mr. Peter B. Lewis, Chairman of the Board.

(3)	Mr. Lewis received a 99.9% non-voting interest in Lewis Children VII, LLC (the “LLC”) in exchange for his contribution of shares to the LLC.

      The information in the table above excludes purchases and sales of our common shares by employees in the Retirement Security Program, which allows participants to invest contributions made to such program in our common shares, among numerous other investment options. Our executive officers and directors did not engage in any transactions in Progressive shares in the Retirement Security Program during the period in question, other than regular bi-weekly purchases by certain executive officers pursuant to pre-existing elections.

      The information in the table above also excludes purchases and sales of our common shares by the trust for the Executive Deferred Compensation Plan. Our executive officers and directors did not engage in any deemed transactions in Progressive shares in the Executive Deferred Compensation Plan during the period in question. Our Executive Deferred Compensation Plan is discussed in more detail below, under “Executive Officer Compensation.”

Executive Separation Plan and Employment Agreements

      Executive Separation Plan. Certain of our executive officers and other senior managers participate in The Progressive Corporation Executive Separation Allowance Plan (“Executive Separation Plan”). The Executive Separation Plan provides payments to eligible employees whose employment is involuntarily terminated for reasons other than resignation (including retirement), job elimination, reduction in force or reorganization, death, disability, unsatisfactory job performance or misconduct, as such terms are defined in the Executive Separation Plan, provided the employee signs a separation agreement and general release and delivers it to us within 90 days after his or her termination date. Payments are based on compensation in effect immediately prior to termination. The Executive Separation Plan is a welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All payments under the Executive Separation Plan are made from our general assets or the general assets of our subsidiaries. Individual employment or separation arrangements may supplement or supersede the Executive Separation Plan in whole or in part.

      Employment Agreements. Messrs. Renwick, Forrester, Bauer, Cody, Jarrett, Passel, Voelker, Watts and Williams, and Ms. Griffith have entered into employment agreements with us. Pursuant to such employment agreements, these executive officers will continue to be employed by us and receive compensation and benefits for a three-year period upon a change of control, as such term is defined in such employment agreements. The compensation during this three-year period will be not less than the salary, bonus and other benefits and incentives that the executive officer was receiving prior to the change in control. In the event that such executive officer’s employment is terminated prior to the end of such three-year employment period without cause and for reasons other than death or disability, such executive officer would be entitled to receive from us a payment equal to (i) the salary, bonus and certain benefits accrued through the date of termination, plus (ii) an amount equal to the greater of (a) two times the total of the executive’s annual base salary and the highest annual bonus earned by the executive during the three years immediately preceding the change of control or during the employment period after the change of control, or (b) four times the executive’s annual base salary, minus (iii) the amounts paid or to be paid under any severance plan(s) then in effect, such as the Executive Separation Plan discussed above. In addition, such executive officer will be eligible to receive certain benefits from us for a two-year period after termination. Each such employment agreement also includes a provision requiring us, under certain circumstances, to make an additional payment to the executive officer (the “Gross-Up Payment”) in the event that any payments or distributions made by us upon a change in control of Progressive (the “Payments”) are determined to be subject to an excise tax imposed by the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). The amount of the Gross-Up Payment will be calculated such that after the payment of all taxes, interest and penalties on the Payments and the Gross-Up Payment, such executive officer will retain a portion of the Gross-Up Payment equal to the excise tax imposed.

Executive Officer Compensation

      Salaries. Executive officers receive a salary based on their responsibilities and potential at market levels indicated by compensation survey data for a broad range of companies of like size and revenue in many different industries. Salaries are reviewed annually and may be adjusted upward or downward for changes in job responsibilities, market conditions, the individual’s performance and our compensation budget.

      Cash Bonus Plans. Our compensation program offers each executive the opportunity to earn an annual cash bonus as a result of current corporate and/or business unit performance. Our executive officers are eligible to earn a cash bonus under one or more of our bonus plans, including The Progressive Corporation 2004 Executive Bonus Plan (the “Executive Bonus Plan”) and The Progressive Corporation 2004 Gainsharing Plan (the “Gainsharing Plan”).

      Executive Bonus Plan. Under the Executive Bonus Plan, which was approved by our shareholders at our annual meeting in April 2004, a target annual bonus amount is established for each executive officer who is selected to participate, calculated as a percentage of the participant’s paid salary (as such term is defined in the plan) for a calendar year. Subject to certain restrictions contained in the Executive Bonus Plan, each participant is then able to earn a cash bonus which is calculated by multiplying the participant’s target annual bonus amount by a performance factor. The performance factor will equal 1.0 if specified performance goals are met, and can range from 0.0 up to a maximum of 2.0, depending on the extent to which our results fall below or exceed the applicable performance goals.

      The performance factor is based on company and/or business unit results when compared with objective criteria and performance matrices approved by the Compensation Committee of our Board of Directors. The performance factor can consist of one or more of the following components: the Core Business Profitability and Growth Component (the “Core Business Component”), one or more Business Segment Performance Components, a Cost Structure Improvement Component and an Investment Performance Component. The Compensation Committee designates one or more of these components for each participant and (if applicable) the weighting or method of weighting each component.

      The Core Business Component measures the overall operating performance of our three principal business units — the Direct business, the Agency business and the Commercial Auto business (collectively, the “Core Business Units”). A separate performance score is determined for each business based on its performance under profitability and growth criteria selected by the Compensation Committee for the year in question. Various measures of profitability and growth are approved by the plan, although the Compensation

Committee has selected the GAAP combined ratio and changes in net earned premium as the performance criteria for 2004. The performance factor is then calculated on a weighted basis according to the relative net earned premiums generated by each business unit during the year.

      A Business Segment Performance Component can likewise be used to calculate the performance factor for a participant, either on its own or in combination with the Core Business Component on a weighted basis approved by the Compensation Committee. The performance score for each Business Segment Performance Component can be derived based on profitability and growth factors in the same way as for the Core Business Component. In addition, the Business Segment Performance Component may include an operating effectiveness measure, as described in the Executive Bonus Plan.

      The Cost Structure Improvement Component and the Investment Performance Component are also available to determine the performance factor under this plan, but the Compensation Committee has elected not to use these components at this time.

      Gainsharing Plan. Certain executive officers and other qualified employees participate in our Gainsharing Plan. As with the Executive Bonus Plan, a target annual bonus amount is established for each participant, calculated as a percentage of the participant’s paid earnings (as such term is defined in the Gainsharing Plan) for a calendar year. Subject to certain restrictions contained in such plan, participants are then able to earn a cash bonus which is calculated by multiplying each participant’s target annual bonus amount by a performance factor. The performance factor will equal 1.0 if specified performance goals are met, and can range from 0.0 up to a maximum of 2.0, depending on actual performance compared to established goals.

      The performance factor will be determined by the results achieved by one or more business unit components, on a weighted basis. For 2004 and each year thereafter until otherwise determined by the Compensation Committee, most participants will earn a bonus based on a performance score determined by the profitability (determined by the GAAP combined ratio) and growth (measured by changes in net earned premiums) of our Core Business Units, as compared with objective criteria approved by the Compensation Committee each year and then weighted on the basis of their respective net earned premiums for the year. In addition, the performance factor for the Direct Business Leadership Group will be based on a combination of the foregoing calculation and other measures tied to the performance of their business unit. The Compensation Committee likewise may designate for other employees a different weighting of the Core Business Component and individual business unit components, which may change from year to year.

      Other Bonus Plans. One executive officer also currently participates in The Progressive Corporation 2004 Information Technology Incentive Plan (the “IT Incentive Plan”), and one executive officer also currently participates in the 2004 Progressive Capital Management Bonus Plan (the “Capital Management Bonus Plan”). Each of these plans operates in a similar fashion to the plans discussed above, insofar as the calculation of the annual cash bonus is a function of a target annual bonus (stated as a percentage of the individual’s paid earnings) times a performance factor ranging from 0.0 to 2.0. Under the IT Incentive Plan, the performance factor is determined by comparing the downtime incurred by certain of our critical computer systems to objective criteria approved by the Compensation Committee. The performance factor for the Capital Management Bonus Plan is determined by the relative performance of one or more segments of our investment portfolio against selected investment benchmarks approved by the Compensation Committee.

      Equity Compensation Plans. We maintain the following three stock-based plans under which we have awarded, or may award in the future, equity compensation to officers and key employees of Progressive and our subsidiaries: The Progressive Corporation 2003 Incentive Plan (the “2003 Incentive Plan”), The Progressive Corporation 1995 Incentive Plan (the “1995 Incentive Plan”) and The Progressive Corporation 1989 Incentive Plan (the “1989 Incentive Plan” and, together with the 2003 Incentive Plan and the 1995 Incentive Plan, each an “Incentive Plan” and together the “Incentive Plans”). Each of the Incentive Plans was approved by our shareholders and is administered under the direction of our Compensation Committee.

      The 1989 Incentive Plan expired by its terms in 2000 and no further grants can be made thereunder; however, some of the awards made under the plan prior to its expiration are still in effect. As of

September 10, 2004, options to purchase 1,049,667 shares of common stock remained outstanding under the 1989 Incentive Plan, including options to purchase 359,925 shares held by our executive officers. The 1995 Incentive Plan will expire by its terms in February 2005, after which time no further grants will be made thereunder; however, any awards made prior to its expiration will remain in effect in accordance with their terms. As of September 10, 2004, we had issued 7,859,486 shares under the 1995 Incentive Plan (7,515,635 shares were subject to stock options and 343,851 shares of restricted stock awarded under the plan) and 7,140,514 shares remained available to be granted. The executive officers (including Mr. Peter B. Lewis as to awards received prior to his retirement as an executive officer) as a group currently hold outstanding options to purchase 2,192,814 shares (out of 5,911,082 shares subject to currently outstanding stock options) and no unvested restricted shares under the 1995 Incentive Plan.

      As of September 10, 2004, we had issued 696,053 shares in the form of restricted stock under the 2003 Incentive Plan, and 4,303,947 shares remained available for future grants under such plan. Executive officers as a group have been issued 335,495 shares of restricted stock under such plan. Unless sooner terminated, the 2003 Incentive Plan will expire on January 31, 2013.

      The 2003 Incentive Plan authorizes us to award either restricted stock or stock options and the 1995 Incentive Plan authorizes us to award stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards (although, as we have previously announced, in 2003 we began issuing restricted stock as our principal form of equity compensation for officers and key employees, and have discontinued the use of stock options until further notice).

      Restricted Stock Awards. Restricted stock may be granted as performance-based or time-based awards. Performance-based restricted stock will vest only upon the achievement by us (or of a subsidiary or business unit) of certain performance goals established by our Compensation Committee. The Incentive Plans specify that the types of performance goals may include earned premiums, operating income, net income, underwriting income, combined ratio and/or other operating ratios. The Compensation Committee selects the types of goals and the metrics that will comprise the performance goals prior to issuance of the performance-based restricted shares. Time-based restricted shares will vest in annual installments upon the expiration of the time period or periods specified by the Compensation Committee at the time of grant, typically in equal annual installments over three to five years. Prior to vesting, the recipient will not have the right to transfer the restricted shares, but will enjoy the right to vote the shares and receive any dividends declared by the Board of Directors. The restricted shares are subject to the terms of the applicable Incentive Plan and any grant agreement until the time of vesting.

      Stock Options. Under the Incentive Plans, we may grant non-qualified stock options or incentive stock options; however, historically we have only granted non-qualified stock options. As with restricted stock, stock options can be issued under a plan either in time-based or performance-based form, as the Compensation Committee determines. The exercise price for non-qualified stock options will not be less than 100% of the fair market value of the stock on the date of grant. The exercise price for the stock options granted under the 2003 Incentive Plan may not be reduced (repriced) after the date of grant. The term of the stock options may not exceed 10 years, and stock options are not transferable by the recipient.

      Retirement Provisions. Any restricted stock or stock option awards granted on or after May 16, 1996 under the Incentive Plans to an employee who thereafter retires from employment with us pursuant to a Qualified Retirement (as defined in the applicable plan) will be subject to the following provisions, except as noted in the next sentence: (a) any stock option that is vested on the Qualified Retirement Date (as defined in the applicable plan) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable non-qualified stock option agreement; (b) 50% of any unvested restricted stock award will remain in effect and vest, as to time-based awards, immediately on the Qualified Retirement Date or, as to performance-based awards, if and when the applicable performance objectives have been achieved; (c) 50% of any unvested stock options will remain in effect, vest and become exercisable on the date on which such option is scheduled to vest under the applicable non-qualified stock option agreement and remain exercisable until such option expires; and (d) the remaining 50% of the unvested restricted stock awards or unvested stock options will terminate. However, if our Chief Executive Officer or any other member of our executive management team provides us with at least one year’s advance notice of his or her Qualified Retirement, such executive will retain 100% of any unvested performance-based restricted stock awards issued under the 2003 Incentive Plan held by him or her at the Qualified Retirement Date, which will then vest if and when the applicable performance objectives are achieved.

      Change of Control Provisions. Restricted stock and stock options granted under the Incentive Plans are subject to the change of control provisions of the applicable plan. In the event of a change of control or potential change of control, as such terms are defined under the applicable plan: stock options which have not previously vested will become fully exercisable and vested; all restrictions and limitations on any restricted stock or stock options will terminate and such restricted stock and stock options will become fully vested; and unless otherwise determined by the Compensation Committee, the value of all outstanding awards, to the extent vested, will be cashed out on the basis of the change in control price, as such term is defined in the applicable plan.

      Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan permits eligible executives (as such term is defined in such plan), including certain executive officers, to defer receipt of some or all of their cash bonus awards. The plan also permits the participants to defer receipt of the value of restricted stock awards granted under the 2003 Incentive Plan. These plan provisions allow participants to defer federal and certain other income taxes on the deferred bonus awards and restricted stock awards until they receive a cash distribution from such plan. The Executive Deferred Compensation Plan is administered by the Compensation Committee.

      Cash bonus awards that are deferred under the Executive Deferred Compensation Plan are deemed to be invested in one or more investment options which are available under such plan, including Progressive common shares, as elected by the participant. Restricted stock that is deferred under the plan is deemed to be held in the form of our common shares for at least six months and one day, and thereafter, the participant may elect alternative deemed investments.

      We established the Executive Deferred Compensation Plan Trust to provide a source of funds to assist us in meeting our obligations to participants under the Executive Deferred Compensation Plan. Participants have no proprietary right or interest in any actual underlying securities which may be maintained by the trust, including our common shares. The trustee of the trust tracks the value of each participant’s deferrals and deemed investments over time. The value of the deferred awards, as modified by the performance of the deemed investments selected by the participant, is distributed to the eligible executive in cash within 30 days after the earliest to occur of: the expiration of the deferral period(s) elected by the executive (subject to the restrictions contained in the plan), the executive’s death or termination of employment, or a change of control (as such term is defined in the 2003 Incentive Plan). All assets of the trust are subject to the claims of our general creditors and the rights of participants and their beneficiaries under the Executive Deferred Compensation Plan are merely unsecured contractual rights against us. The participants’ respective rights and interests under such plan may not be assigned or transferred under any circumstances.

      The trustee of the Executive Deferred Compensation Plan Trust exercises the rights (with some exceptions) associated with assets held by the trust, including our common shares. Under the Executive Deferred Compensation Plan Trust agreement, the trustee may not make an election with respect to a tender offer unless it has received instructions from us. We will not instruct the trustee to tender any shares held by the Executive Deferred Compensation Plan Trust in the tender offer.

      Retirement and Other Employee Benefits. In addition, executive officers are eligible to participate in our Retirement Security Program and our health and welfare plans that are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

Director Compensation

      Director Fees. Each member of our Board of Directors who is not our employee receives fees for service on the Board or its Committees (other than Mr. Peter B. Lewis, Chairman, who receives a restricted stock award as his sole compensation for service as a director and, as a result, receives no director fees). For 2004, these fees are as follows:

Type of Fees	Amount

Retainer	$10,000
Board Meeting
Regular — In Person	3,000
— Phone	1,500
Special — In Person	1,000
— Phone	500
Audit Committee Meetings(1)
Chairman	4,000
Other members	2,000
Various teleconferences
Chairman	1,500
Other members	1,000
Other Committee Meetings(1)
Chairman	2,500
Other members	2,000
Participation in Certain Management Meetings	2,000

(1)	If attendance is by telephone (except for regularly scheduled teleconferences), the fee is $500.

      Mr. Renwick, our Chief Executive Officer and President, does not receive any fees for his service on the Board because he is an employee.

      Director Deferral Plan. Each of our directors who receives fees participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her meeting fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to our common shares. All retainer fees are deferred and credited to a stock account. Account balances may not be transferred from one account to another.

      All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director, subject to the terms of the Directors Deferral Plan. All account balances of a director will be distributed to his beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited. The rights of participants and their beneficiaries under the plan are unsecured contractual rights against us, with the same status as the claims of our general creditors. Rights and interests of participants under the plan may not be assigned or transferred under any circumstances.

      Director Equity Compensation Plans. We maintain the following three stock-based plans under which we have awarded or may award in the future equity compensation to our directors who are not employees: The Progressive Corporation 2003 Directors Equity Incentive Plan (the “2003 Directors Plan”), The Progressive Corporation 1998 Directors’ Stock Option Plan (the “1998 Directors Plan”) and The Progressive Corporation 1990 Directors’ Stock Option Plan (the “1990 Directors Plan” and, together with the 1998 Directors Plan and the 2003 Directors Plan, the “Directors Plans”). Each of the Directors Plans was

approved by shareholders and is administered under the direction of the Compensation Committee of our Board of Directors.

      The 1990 Directors Plan expired according to its terms in April 2000, and no further grants may be made thereunder; however, awards made under the plan prior to its expiration will remain in effect until they expire or otherwise terminate in accordance with the plan. As of September 10, 2004, options to purchase 90,000 shares remained outstanding under the 1990 Directors Plan. The 1998 Directors Plan is scheduled to expire in April 2008; however, stock options which have been previously granted under the plan will remain in effect until they expire or otherwise terminate in accordance with the plan. As of September 10, 2004, 193,044 shares had been issued under the 1998 Directors Plan, including 170,277 shares subject to currently outstanding stock options, and 406,956 shares were available for issuance under the plan, although we do not anticipate making further grants under the 1998 Directors Plan.

      As of September 10, 2004, we had issued 28,344 shares in the form of restricted stock under the 2003 Directors Plan and 321,656 shares remained available to be granted. Unless sooner terminated, the 2003 Directors Plan will expire on January 31, 2013.

      The 2003 Directors Plan authorizes us to award either time-based restricted stock or stock options to non-employee directors. The 1998 Directors Plan and the 1990 Directors Plan authorized us to award only non-qualified stock options to non-employee directors.

      Restricted Stock. Time-based restricted stock awards vest upon the expiration of the time period or periods specified by our Compensation Committee at the time of grant. Prior to vesting, the recipient will not have (subject to limited exceptions) the right to sell or otherwise transfer the restricted shares, but will enjoy the right to vote the shares and receive any dividends declared by the Board of Directors. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest when and as specified in the related agreements. The restricted shares are subject to the terms of the 2003 Directors Plan and any applicable grant agreement.

      Stock Options. Stock options may be granted under the Directors Plans with an exercise price which will not be less than 100% of the fair market value of the stock on the date of grant. The exercise price for the stock options granted under the 2003 Directors Plan may not be reduced (repriced) after the date of grant. The term of the stock options may not exceed 10 years. With limited exceptions, stock options are not transferable by the recipient. However, as we have previously announced, beginning in 2003, we have discontinued the use of stock options as the form of equity compensation for our directors and key employees until further notice.

      Change of Control Provisions. Restricted Stock and stock options granted under the Directors Plans are subject to the change of control provisions of the applicable plan. In the event of a change of control or potential change of control, as such terms are defined under the applicable plan: stock options which have not previously vested will become fully exercisable and vested; all restrictions and limitations on any restricted stock or stock options will terminate and such restricted stock and stock options will become fully vested; and unless otherwise determined by the Compensation Committee, the value of all outstanding awards, to the extent vested, will be cashed out on the basis of the change in control price, as such term is defined in the applicable plan.

      Director Restricted Stock Deferral Plan. Beginning in 2004, directors receiving awards of restricted stock under the 2003 Directors Plan have the right to defer the receipt of the common shares covered by each award under The Progressive Corporation Director Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted stock will be converted to units equivalent in value to our common shares. The participating directors’ respective plan accounts will be further credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on our common shares. There are no other investment options under this plan. All such accounts will be distributed in common shares (with any partial shares being distributed in cash), in a lump sum or installments, as and at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control (as such term is defined in such plan).

      Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13.	United States Federal Income Tax Consequences.

      The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

      This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options, the vesting of restricted shares or shares held by the trustee of the trust for our Retirement Security Program). This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

      As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

      Holders of shares who are not United States holders (“foreign shareholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

      Non-Participation in the Tender Offer. Holders who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

      Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will be treated, depending on such Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

      Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such Holder, or (c) is “not essentially equivalent to a dividend” with respect to the Holder. In applying the Section 302 tests, a Holder must take account of stock that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

      If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

      If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

      We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

      See Section 3 with respect to the application of federal income tax withholding and backup withholding.

14.	Extension of the Tender Offer; Termination; Amendment.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Under no circumstances will we pay interest on the purchase price regardless of any delay in making such payment.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

      If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought exceeds 2% of our outstanding shares and (b) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses.

      We have retained JPMorgan to act as the Dealer Manager in connection with the tender offer and to provide financial advisory services in connection with the tender offer. The Dealer Manager will receive reasonable and customary compensation for its services. We have also agreed to indemnify the Dealer Manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. JPMorgan and its affiliates have rendered various commercial and investment banking and other services to us in the past and may continue to render such services, for which it has received and may continue to receive customary compensation from us. In the ordinary course of its trading and brokerage activities, JPMorgan and its affiliates may hold positions, for its own accounts or for those of its customers, in our securities.

      We have retained Morrow & Co., Inc. to act as Information Agent and National City Bank to act as Depositary in connection with the tender offer. Mr. Jeffrey D. Kelly, one of our directors, is an Executive Vice President and the Chief Financial Officer of National City Corporation, the parent company of National City Bank. In addition, Bernadine P. Healy, M.D., one of our directors, is also a director of National City Corporation. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

      In connection with the tender offer, Fidelity Management Services Company, the trustee for the Retirement Security Program Trust and the administrator of our Incentive Plans may contact participants in these plans by mail, telephone, fax, and personal interviews. The trustee/administrator for these plans receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses pursuant to arrangements with us to act as trustee or administrator for the plans. Under those arrangements, no separate fee is payable to the trustee in connection with the tender offer.

      We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. Upon request, however, we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

16.	Miscellaneous.

      We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, Blue Sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

THE PROGRESSIVE CORPORATION

September 14, 2004

      The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

National City Bank

Delivery by Mail:	Delivery in Person or by Overnight Courier:

National City Bank, Depositary Corporate Actions Processing Center P.O. Box 859208 161 Bay State Drive Braintree, Massachusetts 02185-9208	National City Bank, Depositary Corporate Actions Processing Center 161 Bay State Drive Braintree, Massachusetts 02184

Delivery by Facsimile:

(781) 380-3388

For Confirmation Contact a Customer Service Representative at:

(800) 622-6757

      DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

      Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the telephone number and address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

MORROW & CO., INC.

You may obtain information regarding the Tender Offer
from the Information Agent as follows:

445 Park Avenue, 5th Floor

New York, New York 10022
(212) 754-8000

Banks and Brokerage Firms, Please Call: (800) 654-2468

Shareholders Call Toll Free: (800) 607-0088
E-mail: Progressive.info@morrowco.com

The Dealer Manager for the Tender Offer is:

J.P. Morgan Securities Inc.

277 Park Avenue
New York, New York 10172
(212) 622-2624 (Call Collect)
(866) 262-0777 (Call Toll Free)